Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of AECOM of our report dated June 29, 2015, relating to our audit of the financial statements of the AECOM Retirement & Savings Plan (formerly the AECOM Technology Corporation Retirement & Savings Plan), which appears in the Annual Report on Form 11-K of AECOM Retirement & Savings Plan for the year ended December 31, 2014.

/s/ RSM US LLP

Los Angeles, California

January 12, 2016